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                                                      OMB APPROVAL
                                               ---------------------------
------                                            OMB Number: 3235-0362
FORM 5                                         Expires:  December 31, 2001
------                                          Estimated average burden
                                               hours per response ....1.0
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/ / Check box if no          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/X/ Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported*                Holding Company Act of 1935 or Section 30(f) of
/X/ Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported*

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
   Lilley III          William                  Financial Performance Corporation (FPCX)        to Issuer (Check all applicable)
-------------------------------------------------------------------------------------------      X  Director         10% Owner
  (Last)          (First)          (Middle)  3. IRS Identification      4. Statement for        ----              ---
  c/o Financial Performance Corporation         Number of Reporting         Month/Year              Officer (give  X Other (specify
  777 Third Avenue, 30th Floor                  Person, if an entity          12/00             ----        title ---       below)
-------------------------------------------     (Voluntary)                -------------                    below)
                 (Street)                                               5. If Amendment,          Chairman, iMapData.com, Inc., a
  New York,          NY             10017                                  Date of Original       subsidiary of FPCX
--------------------------------------------------------------------       (Month/Year)         -----------------------------------
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Reporting
                                                                           -------------         (check applicable line)
                                                                                                  X   Form Filed by One Reporting
                                                                                                 ----  Person
                                                                                                      Form Filed by More than One
                                                                                                 ----  Reporting Person
---------------------------------------------------------------------------------------------                                      -
                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security          2. Trans-   3. Trans-    4. Securities Acquired (A)   5. Amount of        6. Owner-     7. Nature of
    (Instr. 3)                    action      action       or Disposed of (D)           Securities          ship          Indirect
                                  Date        Code         (Instr. 3, 4 and 5)          Beneficially        Form:         Beneficial
                                              (Instr. 8)                                Owned at            Direct        Ownership
                                 (Month/                                                the end of          (D) or
                                  Day/                 ----------------------------     Issuer's Fiscal     Indirect
                                  Year)                Amount    (A) or (D)  Price      Year                (I)
                                                                                        (Instr. 3 and 4)    (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock                  03/03/00       J4**    500,000       A         **
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  Common Stock                  02/16/01       J4***    50,000       D        ***           450,000             D
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*    The reporting person became a director of Financial Performance Corporation (the "Company") on March 3, 2000, prior to which date the reporting person had beneficial ownership of no securities of the Company.

**   Received in consideration of the purchase by the Company of all of the reporting person's interest in iMapData.com, Inc., a privately held company.

***  The reporting person exchanged 50,000 shares of the Company's common stock for a 2.5% interest in iMapData.com, Inc., a subsidiary of the Company, at the time an investor group made an equity investment in iMapData.com, Inc.

*If the form is filed by more than one reporting person,        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMA-
 see instruction 4(b)(v).                                       TION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE
                                                                FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                                                                              (Over)
                                                                                                                     SEC 2270 (3-99)


FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4     Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ WILLIAM LILLEY              3/22/01
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form  are not required to respond unless the form displays a currently valid OMB number.
                                                                                                                              Page 2

                                POWER OF ATTORNEY




         Know all by these presents, that the undersigned hereby constitutes and appoints Charles M. Modlin, his true and lawful attorney-in-fact to:

       (1) execute for and on behalf of the undersigned Forms 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

       (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Forms 4 or 5 and the timely filing of such form with the United States Securities and Exchange Commission and any other authority; and

       (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

         The undersigned hereby grants to such attorney-in-fact power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the attorney-in-fact might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed this 22rd day of March, 2001.





                                     /s/ WILLIAM LILLEY III
                                     ----------------------
                                         William Lilley III